Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into this 24th day of November, by and between Atmos Energy Corporation (except as otherwise provided herein, together with its Affiliates (defined below), collectively referred to as “Atmos”) and Mark H. Johnson (“Executive”). Executive and Atmos are sometimes collectively referred to herein as the “Parties,” and individually, a “Party.” The “Effective Date” of this Agreement shall be the eighth (8th) day after this Agreement has been signed by Executive and the expiration of the revocation period described in Section 22 of this Agreement.

WITNESSETH:

WHEREAS, Executive is employed by Atmos as Senior Vice President, Nonregulated Operations and as President of Atmos Energy Holdings, Inc. (“AEH”), a wholly-owned subsidiary of Atmos. The Parties agree that Executive’s employment as an officer or director of Atmos, AEH and all of Atmos’ or AEH’s Affiliates shall end on October 31, 2009;

WHEREAS, because of his employment and his service as Senior Vice President of Atmos and President of AEH, Executive has obtained intimate and unique knowledge of all aspects of Atmos’ business operations, current and future plans, financial plans, proprietary information and Confidential Information as defined in Paragraph 10 of the Participation Agreement (the “Participation Agreement”) executed by and between Executive and Atmos as of September 30, 2008, under the Atmos Energy Corporation Supplemental Executive Retirement Plan (the “SERP”) , which collectively shall be referred to as “Confidential Information”;

WHEREAS, Executive acknowledges that the unauthorized disclosure of Confidential Information relating to Atmos to any unauthorized person or entity, or use of such information by Executive for personal gain, would (i) violate Executive’s fiduciary obligation to Atmos and the terms of the Participation Agreement, and (ii) cause significant and irreparable harm to Atmos; and

WHEREAS, the Parties desire to finally, fully and completely resolve all matters and disputes that may now exist or may hereafter arise relating to the hiring, employment and termination of the employment relationship between Executive and Atmos, and any and all other matters concerning or in any manner relating to Executive’s employment, and all benefits and compensation to which Executive may be entitled in connection with his employment and termination thereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Termination of Employment. Executive’s employment with Atmos, AEH and all of Atmos’ or AEH’s Affiliates shall be terminated as of October 31, 2009 (“Termination Date”). Except as otherwise expressly provided in this Agreement and subject to Section 12, all benefits, stock options, restricted stock rights, compensation, perquisites and other rights of Executive with Atmos shall cease as of the Termination Date, and no further salary, bonus, benefits, payments, stock or stock options shall be due from or paid by Atmos to Executive.

2. Return Of Property. Within five (5) days after the Effective Date, Executive shall (i) deliver to Atmos all equipment and property of Atmos in his possession, including all files and programs stored electronically or otherwise, that relate or refer to Atmos or any officer, director or employee of Atmos, and (ii) deliver to Atmos all originals and copies of non-public documents, notes, memoranda or any other written materials that relate or refer to Atmos.

3. Separation Pay.

(a) In consideration for the release and covenants by Executive set forth in this Agreement, Atmos agrees to pay to Executive in a lump sum in cash $2,131,098.00, minus required tax withholdings, which consists of the following amounts:

(i) the sum of $1,089,408.00, constituting the present value of the payment Executive otherwise would be entitled to receive when he reached age 55 under the terms of the SERP. Executive understands and agrees that this payment constitutes a complete discharge of Atmos’ obligations to Executive under the SERP and that Executive shall have no further rights to any benefits under the SERP, but shall remain subject to the obligations set forth in paragraph 10 of the Participation Agreement as more fully discussed below;

(ii) the sum of $342,851.00, in payment of the after-tax additional penalty tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended, by reason of the acceleration of the payment of Executive’s benefits under the SERP;

(iii) the sum of $375,289.00, constituting one-year’s base salary of Executive;

(iv) the sum of $125,750.00, constituting payment of the portion of Executive’s award under the Atmos Annual Incentive Plan for Management (the “MIP”) for 2008 which was payable in restricted stock and forfeited in accordance with the terms of the MIP; and

(v) the sum of $197,800.00, constituting payment of Executive’s award under the MIP for 2009, fifty percent (50%) of which is payable in restricted stock and forfeitable in accordance with the terms of the MIP.

All payments provided for in this Section 3(a) shall be referred to as the “Separation Pay.” Executive understands and agrees that he would not otherwise be entitled to the amounts set forth in Subsections 3(a)(ii)-(v) and would not be entitled to a SERP payment as referred to in Subsection 3(a)(i) until he reached age 55.

(b) The Separation Pay shall be paid no later than December 31, 2009, by wire transfer of immediately available funds to an account or accounts designated by Executive, or in such other manner as Executive may accept or reasonably request.

(c) The Separation Pay is expressly conditioned on Executive’s compliance with the terms of this Agreement, including the provisions of Section 6 regarding non-solicitation of customers and employees. Further, the rights, obligations and liabilities of Atmos with respect to payment of the Separation Pay are conditioned and dependent on Executive’s continued compliance with the obligations set forth in Paragraph 10 of the Participation Agreement and Section 6 of this Agreement regarding non-solicitation of customers and employees.

4. Survivor Rights. In the event of Executive’s death, this Agreement shall operate in favor of his estate (“Estate”).

5. Cooperation. Executive shall be available at mutually agreeable times to assist in any proceeding or otherwise provide information to Atmos in connection with any claim or suit. Executive shall cooperate with Atmos regarding any pending or subsequently-filed litigation, claims, investigations or other disputed items involving Atmos that relate to matters within the knowledge or responsibility of Executive during his employment. Executive shall (i) meet with Atmos’ representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) provide truthful testimony regarding same to any court, government agency or other adjudicatory body; and (iii) provide Atmos with notice of contact by any adverse party (known by Executive to be adverse to Atmos or its interests), and shall not voluntarily assist any such non-governmental adverse party or such adverse party’s representatives. The obligations of Executive set forth in this Section 5 shall terminate five (5) years from the Effective Date of this Agreement. Atmos shall reimburse Executive for any and all reasonable travel-related expenses incurred by Executive in the performance of any of his obligations under this Section 5 in accordance with Atmos’ employee expense reimbursement policy in effect at the time.

6. Non-Solicitation of Clients and Employees. During Executive’s employment with Atmos, Executive was provided with Confidential Information and specialized training. Pursuant to Executive’s existing obligations as set forth in Paragraph 10 of the Participation Agreement, which shall continue in full force and effect according to the terms stated therein, as well as the obligations set forth herein, Executive has agreed to not disclose or use and to protect Atmos’ Confidential Information. Executive recognizes and agrees that Atmos has devoted a considerable amount of time, effort and expense to develop its Confidential Information, that the Confidential Information is a valuable asset to Atmos, and that any unauthorized use or disclosure of Atmos’ Confidential Information would cause irreparable harm to Atmos, for which there is no adequate remedy at law. Accordingly, Executive agrees that it is necessary in order to protect Atmos’ Confidential Information, to enter into the following restrictive covenants. Executive, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, agrees that for a period of one (1) year following the Effective Date of this Agreement, he shall not, whether directly or indirectly, without the express and prior written consent of Atmos:

(a) Non-solicitation of clients. Solicit or attempt to solicit, on behalf of himself or any other person or entity, business from any person or entity that was a customer of Atmos during the thirty-six (36) months immediately preceding the non-solicitation period if such business is in the scope of services or products provided by Atmos.

(b) Non-Recruitment. Hire, solicit for employment, induce or encourage to leave the employment of Atmos or otherwise cease their employment with Atmos, any Atmos employee or former employee (whose employment with Atmos ceased less than six (6) months earlier).

(c) Mutual Dependence. The rights and obligations of the Parties with respect to the Separation Pay are conditioned and dependent on Executive’s consent, agreement and compliance with the restrictive covenants set forth in Section 6 (a)-(b) of this Agreement.

7. Remedies. Executive acknowledges that the restrictions contained in Section 6 of this Agreement and Paragraph 10 of the Participation Agreement, in view of the nature of Atmos’ business, are material and important and are reasonable and necessary to protect Atmos’ legitimate business interests and business goodwill and that any violation of this Agreement or Paragraph 10 of the Participation Agreement would result in irreparable injury to Atmos. In the event of a breach by Executive of any provision of Section 6 of this Agreement or Paragraph 10 of the Participation Agreement, Atmos shall be entitled to a temporary restraining order and injunctive relief, without bond, restraining Executive from the commission of any breach. The existence of any claim or cause of action by Executive against Atmos, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Atmos of the restrictive covenants contained in Section 6. Furthermore, the Parties recognize that in light of Executive’s position with Atmos and sensitive Confidential Information that he acquired in that position, his breach of the provisions of Section 6 of this Agreement and/or Paragraph 10 of the Participation Agreement would cause Atmos significant and irreparable harm for which monetary damages would be difficult to predict. If Executive breaches the provisions of Section 6 of this Agreement or Paragraph 10 of the Participation Agreement, in addition to any other remedies it may have, Atmos shall be entitled to discontinue any further Separation Pay payments which may be owing to Executive and discontinue any subsidy of COBRA premiums and/or the provision of the Financial Planning Benefit as provided for in Section 11.

8. Reformation. Executive and Atmos agree that all of the covenants contained in Section 6 of this Agreement and Paragraph 10 of the Participation Agreement shall survive the termination or expiration of this Agreement, and agree further that in the event any of the covenants contained in Section 6 are held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court shall have such authority to so reform the covenant and the parties hereto shall consider such covenant(s) and/or other provisions of Section 6 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written.

9. Pre-conditional Obligation and Repayment. As provided in Sections 3 and 6, Executive’s compliance with Section 6 is a precondition for Atmos’ payment of the Separation Pay. Should all or any part or application of Section 6 be held or found invalid or unenforceable for any reason whatsoever in connection with any claim or defense asserted by Executive, Executive and Atmos agree that: (i) Executive’s right to any further Separation Pay pursuant to this Agreement shall automatically lapse and be forfeited; and (ii) Atmos shall have no obligation to make any further Separation Pay payments to Executive.

10. Tolling. If Executive violates any of the restrictions contained in Section 6, the restrictive period will be suspended and will not run in favor of Executive until such time that Executive cures the violation to the satisfaction of Atmos.

11. COBRA Subsidy and Financial Planning Benefit.

(a) If Executive elects COBRA continuation coverage under the Atmos medical plan, then Atmos agrees to pay the same portion of Executive’s premiums for such coverage as the portion of said premiums that Atmos is paying for active employees of Atmos until the earlier of: (i) October 31, 2010, (ii) the date Executive becomes eligible for coverage under the medical plan of another employer of Executive, regardless of whether Executive elects to be covered by such medical plan, or (iii) the date Executive’s continuation coverage under the Atmos medical plan otherwise terminates. Thereafter, if Executive is eligible and wishes to continue his continuation coverage and the maximum applicable continuation coverage period has not expired, Executive may continue such coverage, provided, however, Executive shall be solely responsible for payment of the entire premium for such coverage.

(b) Until October 31, 2010, Executive shall be entitled to the Atmos Financial Planning Benefit which is available to Executive on October 30, 2009.

12. Other Benefits. Except as otherwise provided herein, Executive shall be entitled to receive under the 1998 Long-Term Incentive Plan (LTIP) the grants of Atmos common stock listed in Attachment A and to such other amounts and benefits otherwise payable in accordance with the terms of Atmos’ compensation arrangements and benefits plans in which Executive participates, including but not limited to the LTIP, the Pension Account Plan and the Retirement Savings Plan. Executive shall also be entitled to indemnity by Atmos with respect to any claims asserted against Executive in the future by any third party in accordance with the terms and extent of any indemnity obligations in effect at the time of Atmos to any former officer.

13. Release By Executive. Executive hereby releases Atmos and its employees, officers, agents, directors, stockholders and Affiliates (collectively referred to as “Releasees”), from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys fees) of any kind whatsoever, through the Effective Date, including, but not limited to, disputes or claims arising out of Executive’s Employment Agreement, hiring, employment or termination of such employment with Atmos, including any disputes regarding compensation, benefits, bonus, stock, or options. This Release includes, but is not limited to, all claims, whether arising in contract or allegations of tort, common law or assertion of federal or state statutory rights, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Texas Commission on Human Rights Act, the Americans with Disabilities Act, or the Age Discrimination in Employment Act, encompassing claims of age discrimination, claims for wrongful discharge, breach of express or implied contract, or implied covenant of good faith and fair dealing, claims under the Employee Retirement Income Security Act (ERISA), whistleblower retaliation, the Sarbanes-Oxley Act, as well as any expenses, costs or attorneys fees. Executive does not release his right to enforce the terms of this Agreement, nor does this Agreement limit Executive’s right to file a charge or participate in an investigation or proceeding conducted by any federal, state or local government agency. Furthermore, Executive hereby relinquishes any right to re-employment with Atmos. For purposes of this Agreement, the term “Affiliate” means a party, person or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party, where “control”, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

14. Release By Atmos. Atmos, for itself and its officers, directors, employees, subsidiary companies, successors, assigns, representatives and agents, completely releases and forever discharges Executive, his heirs and assigns, from all claims, rights, demands, actions, obligations, liabilities and causes of action of any and every kind, nature and character whatsoever, whether known or unknown, whether based on federal, state or local law or on tort, contract (implied, oral or written) or any other theory of recovery, and whether for compensatory or punitive damages, including (but not limited to) any and all claims relating to or arising out of Executive’s employment by Atmos, AEH and all of Atmos’ or AEH’s Affiliates or resignation as Senior Vice President of Atmos and President of AEH. This release, however, specifically excludes any action based on a breach or an alleged breach of Executive’s obligations under or referred to in this Agreement.

15. Non-Disparagement. Executive shall not make any public disparaging or critical statements regarding the Releasees and the Releasees shall not make any public disparaging or critical statements regarding Executive.

16. Taxes. Executive assumes full responsibility to state and federal taxing authorities for any tax consequences, including interest and penalties, regarding employee or income taxes arising out of the payments to him set forth in this Agreement. Executive further agrees to indemnify Atmos, its officers, directors, agents, employees, subsidiary companies, successors, assigns, representatives and agents for any and all investigations or liabilities imposed by any taxing authority due to Executive’s failure to properly report and pay any taxes due.

17. Right Of Cancellation/Covenant Not to Sue. If Executive or anyone acting on his behalf brings suit against Atmos for any claims released by Executive in Section 13 of this Agreement, except any action to enforce this Agreement, Atmos may choose to cancel all of the remaining terms of this Agreement and recover from Executive (or Executive’s successors or assigns) the value of anything paid by Atmos in exchange for this Agreement. If the Agreement is not canceled by Atmos, then the terms of this Agreement shall continue in full force and effect. Except for an action to enforce this Agreement, Atmos covenants and agrees to not bring suit against Executive or his heirs, successors, or assigns for or on any claims released by Atmos in Section 13 of this Agreement.

18. Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Executive:

Mark H. Johnson

531 Kickerillo

Houston, Texas 77079

If to Atmos:

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

Attn: General Counsel

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger services, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

19. Joint Preparation. The Parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each Party’s respective legal counsel, and to the extent that any ambiguity should appear, now, or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either Party.

20. Non-Admission. This Agreement shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right. Atmos and Executive acknowledge that each has willingly entered into this Agreement.

21. Review By Counsel. Executive acknowledges that he is advised to discuss this Agreement and the effect of same with legal counsel of his own choosing and at his own expense, that he has had a reasonable time to review the Agreement, that he fully understands all the provisions of the Agreement and is voluntarily entering into this Agreement. Executive further represents that he has not transferred or assigned to any person or entity any claim involving Atmos or any portion thereof or interest therein.

22. Period Of Consideration And Revocation. Executive acknowledges that he has been given a period of 21 days from November 24, 2009, to review and consider this Agreement before executing it. Executive has the right to use as much or as little of the 21-day period as he wishes before executing this Agreement. Executive may revoke this Agreement within 7 days after signing it, in which case this Agreement and the obligations herein, are null and void. Revocation is only effective if Executive delivers a written notice of revocation to Atmos within 7 days after executing this Agreement. Executive understands that Atmos’ obligations under this Agreement do not become effective until after the 7-day revocation period has expired.

23. Execution In Multiple Counterparts. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes. This Agreement shall be deemed performable by all Parties in Dallas County, Texas and the construction and enforcement of this Agreement shall be governed by Texas law without regard to its conflicts of law rules.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the day and year indicated below.

/s/ MARK H. JOHNSON
Mark H. Johnson
Date: 11-24-09

ATMOS ENERGY CORPORATION

By:	/s/ LOUIS P. GREGORY

Name:	Louis P. Gregory
Title:	Senior V.P. & General Counsel
Date: 11-25-09

ATTACHMENT A

Grant Date	Shares Granted	Performance Shares	Total Shares To Be Issued
11/07/06 - 11/07/09	2,017	—	2,017
05/01/07 - 05/01/10	8,100	—	8,100
05/01/07 - 09/30/09	8,800	3,787	12,587
11/06/07 - 11/06/10	5,069	—	5,069

Sub-total	23,986	3,787	27,773